Exhibit 99.2
CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into on August 12, 2019, by and among Fortress Operating Entity I LP, a Delaware limited partnership (“FOE I”) and FIG LLC, a Delaware limited liability company (“FIG LLC”).
RECITALS
WHEREAS, FOE I is the beneficial owner of the equity interests (including stock and stock options) listed on Schedule A (the “Equity Interests”);
WHEREAS, certain individuals hold 1,382,998 tandem options of Drive Shack Inc. (the “Tandem Options”); and
WHEREAS, FOE I desires to contribute to FIG LLC all of the Equity Interests and FIG LLC desires to accept the Equity Interests from FOE I.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:
1.          Contribution.
(a)          Assignment.  FOE I hereby contributes, assigns, transfers and conveys to FIG LLC, as a capital contribution, all of its right, title and interest in and to all of the Equity Interests.
(b)          Acceptance.  FIG LLC hereby accepts the right, title and interest of FOE I in and to all of the Equity Interests and assumes all of the obligations in relation to the Equity Interests.
2.          Tax Treatment.  The parties acknowledge that FIG LLC is a disregarded entity of FOE I for U.S. federal income tax purposes, and, accordingly, each contribution made pursuant to this Agreement shall be treated as a disregarded transaction for U.S. federal income tax purposes.
3.          Covenant.  FOE I hereby agrees to contribute, assign, transfer and convey to FIG LLC, as a capital contribution, all of its right, title and interest in and to any Tandem Options that are forfeited without being exercised by any individual at such time such Tandem Options are forfeited.
4.          Further Assurances.  From time to time at or after the date hereof, each of the parties hereto shall cooperate and use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.
5.          Successors and Assigns.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
6.          Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
7.          Governing Law.  This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof that would require the application of a different law.
8.          Amendments.  This Agreement may be changed, modified or terminated only by an instrument in writing signed by each of the parties hereto.
9.          Invalidity or Unenforceability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
10.          Entire Agreement.  This Agreement fully expresses the agreement of the parties hereto concerning the subject matter hereof and supersedes any prior agreements or understanding regarding the same subject matter.
11.          Counterparts.  This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date set forth above.

FORTRESS OPERATING ENTITY I LP, a Delaware limited partnership

By: FIG Corp., a Delaware corporation, as its General Partner
By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

FIG LLC, a Delaware limited liability company

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

SCHEDULE A
172,848 common shares of Drive Shack Inc.
3,627,245 options of Drive Shack Inc.